SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                      RULES 13D-1(b) AND (c) AND AMENDMENTS
                         THERETO FILED PURSUANT TO 13d-2

                               (AMENDMENT NO. 1)*

                                  ARQULE, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                   042 69E 107
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                                 (CUSIP Number)

                             ----------------------

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


                               Page 1 of 5 Pages

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CUSIP  042 692 107                    13G             Page  2 of  5 Pages
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1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Sevin Rosen Bayless Management Company
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [   ]
                                                                 (b) [   ]


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3      SEC USE ONLY


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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Texas
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  NUMBER OF SHARES       5     SOLE VOTING POWER
BENEFICIALLY OWNED             -0-
 BY EACH REPORTING
   PERSON WITH           -------------------------------------------------------
                         6     SHARED VOTING POWER
                               -0-
                         -------------------------------------------------------
                         7     SOLE DISPOSITIVE POWER
                               -0-
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               -0-
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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES*                           :


--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


       0.0%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*


       CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

            (A)  NAME OF ISSUER.

            ArQule, Inc., a Delaware corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 200 Boston Avenue, Medford, Massachusetts 02155.

ITEM 2.

            (A) NAMES OF PERSONS FILING.

            This statement is filed by Sevin Rosen Bayless Management Company ("Management Company").

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of Management Company is 13455 Noel Road, Suite 1670, Dallas, Texas 75240.

            (C)  CITIZENSHIP.

            Management Company is a Texas corporation.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

            042 69E 107

ITEM 3.

            This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).


                                  Page 3 of 5 Pages

ITEM 4.     OWNERSHIP.

            (A)  AMOUNT BENEFICIALLY OWNED.

            Management  Company  beneficially  owns  Zero (0)  shares  of Common
                        Stock.

            (B)  PERCENT OF CLASS.

                  0.0%

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

            Management Company has neither sole nor shared power to vote or dispose or to direct the vote or disposition of any shares of Common Stock.

ITEM        5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.



                               Page 4 of 5 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                    SEVIN ROSEN BAYLESS
                                            MANAGEMENT COMPANY




Dated:  February 13, 1998           By: /s/ John Jaggers
                                        ----------------------------------------
                                        John V. Jaggers
                                        Title: Vice President

















                               Page 5 of 5 Pages